Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-3 filed on March 10, 2017 of Meridian Waste Solutions, Inc. of our report dated April 17, 2017, relating to our audit of the consolidated financial statements of Meridian Waste Solutions, Inc. (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of Meridian Waste Solutions, Inc. for the year ended December 31, 2016.

/s/ Hein & Associates LLP

Denver, Colorado

April 17, 2017